Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9600	713-830-9600
713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS ANNOUNCES NEW BOARD MEMBER

Houston, TX — April 6, 2018 — Comfort Systems USA, Inc. (NYSE:FIX), a leading provider of mechanical services including heating, ventilation, air conditioning, plumbing, piping and controls, today announced the appointment of William J. Sandbrook to its Board of Directors.

Mr. Sandbrook brings an understanding of the industry coupled with new perspectives on best practices in client service, employee development and financial management.  Mr. Sandbrook, age 60, has served as President and Chief Executive Officer of U.S. Concrete, Inc. since August, 2011. From June 2008 until August 2011, Mr. Sandbrook was Chief Executive Officer of Oldcastle Inc.’s Products and Distribution Group. From 2006 to June 2008, Mr. Sandbrook was Chief Executive Officer of Oldcastle Architectural Product’s Group responsible for Oldcastle’s U.S. and Canadian Operations, as well as CRH plc’s business in South America. From 1996 to 2006, Mr. Sandbrook served in various roles at Oldcastle Materials, including most recently as President of Oldcastle Materials West Division. From 1995 to 1996, Mr. Sandbrook served as President and Chief Executive Officer of Tilcon New York, and as Vice President from 1992 to 1995. Prior to 1992, Mr. Sandbrook spent thirteen years in the U.S. Army. Mr. Sandbrook currently serves on the Board of Directors of U.S. Concrete, Inc. In recognition of his efforts at Ground Zero after the September 11th bombing of the World Trade Center, Mr. Sandbrook was named the Rockland County, New York 2002 Business Leader of the Year, the Dominican College 2002 Man of the Year and the American Red Cross 2003 Man of the Year for Southern New York. Mr. Sandbrook holds an MBA from Wharton, a Master of Science in Systems Engineering from the University of Pennsylvania, a Master in Public Policy from the Naval War College, a Master of Arts in International Relations from Salve Regina University, and a Bachelor of Science from the United States Military Academy. Mr. Sandbrook has over twenty-five years of operations experience in the building materials and construction industries, including significant experience as a Chief Executive Officer and experience as a public company board member.

“We are fortunate to add an outstanding member to our Board. Bill has a strong understanding of our industry and a commitment to customer service and superior execution.  His expertise brings additional depth to our Board and will allow us to continue to strengthen our strategic plan,” said Brian Lane, President and CEO of the Company.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 118 locations in 105 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.